EMPLOYMENT AGREEMENT
dated as of May 25, 2012 (this "Agreement") by and between THQ Inc., a Delaware corporation (the "Company"),
and JASON RUBIN ("Executive")

RECITALS

WHEREAS the Board of Directors of the Company (the "Board") deems it to be in the best interests of the Company and its shareholders to employ Executive, and Executive is willing to be employed by the Company, in each case on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained therein, the parties agree as follows:

1.	EMPLOYMENT; TERM.

Subject to the terms set forth herein, the Company will employ Executive and Executive will be employed by the Company as the Company's President during the term of this Agreement (the "Employment Term") which commences on May 25, 2012 and which shall, unless sooner terminated by the Company or Executive pursuant to Section 7, continue through the fourth anniversary thereof.

2.	DUTIES, RESPONSIBILITIES.

(a)During the Employment Term, Executive agrees to devote his entire business time, attention and energies to the business of the Company and its subsidiaries; provided however that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder including without limitation (i) investing his assets or funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company, except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings represent less than 5% of its outstanding stock; or (ii) acting as a director, trustee, officer or upon a committee of any other firm, trust or corporation if such positions do not unreasonably interfere with the services to be rendered by Executive hereunder and the business of any such entity is not in direct competition with that of the Company, and, as to future outside board memberships, Executive obtains the consent of the Company's Board of Directors (the "Board") or the Company's Nominating/Corporate Governance Committee; or (iii) being involved in educational, civic or charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder.

(b)As President, Executive shall report directly to the Company's Chief Executive Officer. Executive shall at all times be the most senior executive of the Company, other than the Chief Executive Officer. He shall have such senior executive powers, duties, authorities and responsibilities as are consistent with Executive's position and title and as designated by the Chief Executive Officer and/or the Board. Notwithstanding the foregoing, all of the Company's production units, including, without limitation, production, marketing and publishing shall report directly to the Executive. In addition, the Company's Chief Strategy Officer shall report directly to the Executive.

3.	COMPENSATION.

As compensation for Executive's services to be rendered hereunder during the Employment Term, the Company will pay to Executive the following:

3.1    Base Salary. An annual base salary ("Base Salary") (payable in substantially equal installments at the Company's normal pay periods) during the Employment Term of $300,000. The Base Salary shall be subject to annual review commencing at the end of the first fiscal year of the Company ending during the

Employment Term and at the end of each fiscal year thereafter, and may be increased (but not decreased) for subsequent fiscal years.

3.2     Bonus.

(a)     In addition to the Base Salary, Executive may also be eligible to earn a bonus (the "Bonus") for each fiscal year of the Company commencing during the Employment Term on terms and conditions determined by the Compensation Committee of the Board, with Executive's target Bonus opportunity for each such fiscal year equal to 80% of the Base Salary.

(b)     Any Bonus shall be payable as soon as practicable after the end of the fiscal year for which it is payable but in all events shall be made within two and one-half months (2 1/2 months) after the Company's fiscal year in which Executive's right to such payment vests as provided in Section 8.

3.3     Equity Awards.

(a)    As a material inducement to Executive's agreement to be employed by the Company, Executive shall be entitled to receive a restricted stock unit award covering 950,000 shares of the Company's common stock. Such restricted stock unit award will vest in two equal tranches, (i) the first of which will vest on the first date that the Company's common stock achieved ten (10) consecutive trading days on which the closing price for the Company's common stock equals or exceeds $2.00 per share (which amount shall be equitably adjusted as determined by the Board or Compensation Committee thereof in the event of any stock split or similar transaction) and (ii) the second of which will vest on the first date that the Company's common stock achieved ten (10) consecutive trading days on which the closing price for the Company's common stock equals or exceeds $3.00 per share (which amount shall be equitably adjusted as determined by the Board or Compensation Committee thereof in the event of any stock split or similar transaction), subject, in each case, to Executive's continuous active full time employment with the Company through each such vesting date, except as may be otherwise provided pursuant to this Agreement. Notwithstanding anything herein to the contrary, in the event the restricted stock units do not vest in full pursuant to the preceding sentence on or before the fourth anniversary of the grant date thereof, any unvested portion of the award outstanding on such fourth anniversary date shall immediately terminate and be forfeited. All other terms of the award shall be determined by the Board and/or the Compensation Committee thereof and shall be consistent with the terms and conditions of restricted stock units awarded generally to the Company's executive officers.

(b) As a material inducement to Executive's agreement to be employed by the Company, Executive shall be entitled to receive a stock option award covering 950,000 shares of the Company's common stock and with a per share exercise price equal to the closing price of the Company's common stock on the grant date thereof. Such stock option award will vest in three equal installments, on each of the first three anniversaries of the date of grant, subject, in each case, to Executive's continuous active full-time employment with the Company through each such vesting date, except as may otherwise be provided by this Agreement. All other terms of the award shall be determined by the Board and/or the Compensation Committee thereof and shall be consistent with the terms and conditions of stock options awarded generally to the Company's executive officers.

(c)     As a material inducement to Executive's agreement to be employed by the Company, Executive shall also be entitled to receive an additional stock option award covering a number of shares of the Company's common stock equal to 1.25 multiplied by $1,500,000 divided by the closing price of the Company's common stock on the date of this Agreement and with a per share exercise price equal to the closing price of the Company's common stock on the grant date thereof (the "Matching Award"). Such Matching Award shall vest in full on the first date that Executive alone or as set forth ,below, together with Jason Kay, consummates the purchase of Company common stock having a value at the time of purchase of at least $1,500,000 in the aggregate, and no portion of Matching Award will vest before the consummation of such purchase. Notwithstanding anything herein to the contrary, in the event Matching Award does not vest in full pursuant to the preceding sentence on or before March 31, 2013, such award shall immediately terminate and be forfeited on that date. The Executive agrees that, while employed by the Company, he will not sell the stock subject to the Matching Award before the first anniversary of its vesting date. All other terms of the award shall be determined by the Board and/or the Compensation Committee thereof and shall be consistent with the terms and conditions of stock options awarded generally to the Company's executive officers. It is understood that the $1,500,000 investment will be made by the Executive and Jason Kay in relative amounts yet to be determined, with Executive investing at least $1,000,000. The Matching Award will be made to the Executive and Jason Kay in direct proportion to the value of the Company's common stock acquired.

(d)     Executive may also be eligible for additional awards of stock options and any other stock or equity based awards as determined by the Compensation Committee of the Board.

4.	LOCATION; EXPENSES; ADDITIONAL BENEFITS.

4.1     Location. Executive's principal place of business shall be at the Company's headquarters in the Los Angeles Metropolitan area, and Executive shall not be required to relocate outside of the Los Angeles Metropolitan area.

4.2     Expenses. The Company shall pay directly, or reimburse Executive for, all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement. For such purpose, Executive shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

4.3    Vacation. Executive shall be entitled to paid vacations during the Employment Term in accordance with the Company's then prevalent practices for senior executive employees; provided, however, that Executive shall be entitled to such paid vacations for not less than four (4) weeks per annum.

4.4    Employee Benefit Plans. Executive shall be eligible to participate in any employee benefit plans of the Company (including, without limitation, retirement, profit sharing, and group life insurance, disability and medical insurance plans) as may exist from time to time for its executive employees, subject to the general eligibility and participation provisions of such plans as in effect from time to time.

5.	SECTION 280G

(a)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution made or provided by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then such Payments shall either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in Executive's receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the payments and/or benefits are to be reduced pursuant to this Section 5(a), such payments and benefits shall be reduced such that the reduction of compensation to be provided to or for the benefit of Executive as a result of this Section 5(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b)All determinations required to be made under Section 5(a), including whether and when payments should be reduced pursuant to Section 5(a) and the amount of any such reduction and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive promptly following the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting any change in control which may give rise to the Excise Tax, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

6.	EXCLUSIVE EMPLOYMENT, CONFIDENTIAL INFORMATION, ETC.

6.1    Non-Solicitation. Executive's employment hereunder is on an exclusive basis, and during the period of Executive's employment hereunder and thereafter, in the event of Executive's voluntary resignation without "Good Reason," for a period of twelve (12) months following the date of such resignation (the "Non-Solicitation Period"), Executive will not (x) directly or indirectly, engage, employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of the Company or any of the Company's affiliates or predecessors, or (y) request, advise or suggest to any customer or supplier to the Company that such person curtail, cancel or withdraw its business from the Company.

6.2     Confidential Information. In addition to complying with the terms of any confidentiality or non-disclosure agreement to which Executive is subject, Executive shall not during the Employment Term or at any time thereafter use for Executive's own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of the Company or any of its affiliates or predecessors (except as may be required by law or in the performance of Executive's duties hereunder), and Executive will comply with any confidentiality obligations of the Company to third parties. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or any other person who directly or indirectly receives such information from Executive or at Executive's direction or (ii) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

6.3    Company Ownership. Other than the intellectual property set forth on Exhibit A, which is owned by and shall continue to be retained by Executive, the results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company or any of its affiliates or predecessors and any works in progress, shall be works-made for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If for any reason any of such results and proceeds shall not legally be a work-for hire or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assigns any and all of Executive 's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the ,Same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive shall, from time to time as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waive the enforcement of such rights. This Section 6.2 is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its affiliates or predecessors being Executive's employer.

Executive and the Company acknowledge that pursuant to California Labor Code §2870 certain inventions are not assignable to the Company, including any invention Executive develops entirely on Executive's own time without using the Company's equipment, supplies, facilities or trade secret information. California Labor Code Section 2870 specifically provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

6.4    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive's employment with the Company or any of its affiliates or predecessors shall remain the exclusive property of the Company; provided however that Executive may remove all such property which was prepared by or for Executive's personal 'use.

6.5    Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of Executive's unique skills, talent, and experience. Executive acknowledges and agrees that any violation of Sections 6.1 through 6.4 hereof will result in irreparable damage to the Company, and accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such Sections, in addition to any other remedies available to the Company.

6.6    Survival; Modification of Terms. Executive's obligations under Sections 6.1 through 6.4 hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to Section 7 hereof or otherwise. Executive and the Company agree that the restrictions and remedies contained in Sections 6.1 through 6.4 are reasonable and that it is Executive's intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

7.	TERMINATION

7.1    Disability or Death. In the event Executive, as a result of his medical condition, is not expected to be substantially able to perform Executive's duties for a six (6) consecutive month period, the Board at any time after such disability has in fact continued for sixty (60) consecutive days, may determine (the "Disability Determination") that the Company requires such duties and responsibilities be performed by another executive. Executive's employment hereunder shall automatically terminate upon his death.

7.2     Voluntary Resignation. Executive's employment hereunder shall automatically be terminated upon Executive 's voluntary resignation from the Company. Executive's resignation shall be in writing and specify an effective date no less than thirty (30) days after the date of notice.

7.3     Termination for Cause. The Company may, at its option, terminate Executive's employment under this Agreement for "Cause", and the Company shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement for any period subsequent to termination, except as provided in Section 7.5(a). For purposes of this Agreement, "Cause" means (i) a willful and continued material breach by Executive of the duties and responsibilities of the Executive (other than as a result of incapacity due to physical or mental illness) after reasonable notice of the alleged breach and thirty (30) days to cure, or (ii) the conviction of the Executive of, or plea of guilty, no contest or nolo contendere to, (x) illegal conduct that is materially injurious to the Company or (y) any felony (unless arising as a result of vicarious liability or a traffic violation), or (iii) the commission by the Executive of misconduct that is materially injurious to the Company.

7.4    Without Cause and Good Reason Terminations.

(a)    Executive may resign and terminate Executive's employment hereunder for "Good Reason" at any time during the Employment Term by written notice to the Company not more than sixty (60) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no earlier than thirty (30) days after the date it is given and no later than twelve (12) months after the occurrence of the event constituting Good Reason. The Company shall have thirty (30) days from the giving of such notice within which to cure. Good Reason shall mean any of the following, without Executive's prior written consent (other than in connection with the termination of Executive's employment for "Cause" (as defined above) or in connection with Executive's Disability):

(1)    the assignment to Executive by the Company of duties inconsistent with Executive's positions, duties, responsibilities, titles or offices, or the withdrawal of a material part of Executive's responsibilities or a change in Executive's reporting relationship, as set forth in Section 2;

(2)     a reduction by the Company in Executive's Base Salary or Bonus set forth in Section 3 hereof (or other benefits set forth in Section 4 hereof) as in effect at the date hereof as the same may be increased from time to time during the Employment Term;

(3)    the Company's requiring Executive to be based anywhere other than the Los Angeles metropolitan area, except for required travel on the Company's business to an extent substantially consistent with business travel obligations of other senior executives of the Company; or

(4)    any material breach by the Company of its obligations hereunder.

(b)    The Company may terminate Executive's employment under this Agreement without "Cause" (as defined above in Section 7.3), and other than as a result of his death or disability, at any time during the Employment Term by written notice to Executive.

7.5    Termination Payments, Etc.

(a)    Upon a termination of Executive's employment for any reason, Executive (or the Executive's estate) shall be entitled to receive, subject to applicable withholding taxes and subject to Section 8 hereof, the sum·of (i) Executive's Salary through the date of termination not theretofore paid; (ii) any expenses owed to Executive under Section 4.2; (iii) any accrued vacation pay owed to Executive; and (iii) any amount arising from the Executive's participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b)    In the event that Executive's employment terminates pursuant to Section 7.4 hereof either prior to or more than two (2) years following a Change in Control (as defined below), Executive shall be entitled to receive from the Company (at the Company's expense), subject to applicable withholding taxes and subject to Sections 7.5(f) and 8 hereof:

(1)    a lump sum payment, payable within 30 days of termination, equal to the sum of (i) one times Executive's annual Base Salary in effect at the time of the date of termination; (ii) one times Executive's Bonus paid, including any such amount that was subject to deferral, to Executive by the Company in respect of the fiscal year of the Company immediately preceding the fiscal year in which the date of termination occurs; and (iii) any accrued but unpaid Bonus for the fiscal year ended immediately prior to the fiscal year in which the date of termination occurs;

(2)    for a period of up to twelve (12) months commencing on the date of termination, the Company shall pay Executive's premiums for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) under the Company's group health plan; and

(3)    all stock options, stock appreciation rights, restricted stock and restricted stock units, to the extent not yet fully vested or having all restrictions lapse shall immediately be vested on the date of termination, in that number of additional stock options, stock appreciation rights, restricted stock and restricted stock units that would have vested during the eighteen (18) months following the date of termination, in the case of stock options, on the basis of monthly vesting and in the case of restricted stock and restricted stock units based on performance metrics, the Executive shall have the 18 month period to determine whether the metrics are satisfied.. Such stock options and stock appreciation rights shall be exercisable for at least 6 months or such longer period following the date of termination as is provided in the plan and/or agreement pursuant to which such awards were granted.

(c)    Executive shall be under no obligation to mitigate the amount of any payment or benefit provided for above under Section 7.5(b) by seeking other employment or otherwise, nor shall such payments be offset or reduced by any compensation which Executive may receive from future employment or otherwise.

(d)    The payments and benefits provided for above in Section 7.5(b) are in lieu of, and Executive shall not be a participant in, any severance or income continuation or income protection under any Company plan that may now or hereafter exist and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company for severance or income continuation or income protection to Executive under this Agreement.

(e)    Except as otherwise provided in Section 7.5(b)(2) coverage under all the Company benefit plans and programs will terminate upon the termination of Executive's employment except to the extent otherwise expressly provided in such plans or programs.

(f)    Notwithstanding anything herein to the contrary, Executive hereby agrees that (i) Executive shall be entitled to the payments and benefits provided for in Section 7.5(b) and 7.7(a) if and only if Executive executes and delivers to the Company a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and affiliates in a form acceptable to the Company (the "General Release") within 21 days following Executive's date of termination and the General Release has become effective and irrevocable in accordance with its terms.

7.6    Death or Disability. If Executive dies prior to the end of the Employment Term or if the Board makes a Disability Determination, Executive or his beneficiary or estate shall be entitled to receive the amounts described in Section 7.5(a).

7.7    Change of Control. Notwithstanding any other provision herein, in order to protect Executive against the possible consequences and uncertainties of a Change of Control (as hereinafter defined) of the Company and thereby induce Executive to remain in the employ of the Company, the Company agrees that in the event of a Change of Control, this Agreement shall continue to be operative according.to its terms except that:

(a)    In the event that Executive's employment terminates pursuant to Section 7.4 hereof within two (2) years following a Change in Control, Executive shall be entitled to receive from the Company (at the Company's expense), subject to applicable withholding taxes and subject to Sections 7.5(f) and 8 hereof:

(1)    a lump sum payment, payable within 30 days of termination, equal to the sum of (i) one and one-half times Executive's annual Base Salary in effect at the time of the date of termination; (ii) one times Executive's target Bonus then in effect; (iii) the product of the amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; and (iv) any accrued but unpaid Bonus for the fiscal year ended immediately prior to the fiscal year in which the date of termination occurs;

(2)    for a period of twelve (12) months commencing on the date of termination, the Company shall provide medical, accident, disability and life insurance coverage that is no less favorable, in the aggregate, with respect to Executive and his dependents (taking into consideration levels and terms of such coverage) than the medical, accident, disability and life insurance coverage in effect immediately prior to the date of termination or, if more favorable to Executive, as provided generally with respect to other peer executives of the Company, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination;

(3)    all stock options, stock appreciation rights, restricted stock and restricted stock units (collectively, "Executive Equity"), to the extent not yet fully vested or having all restrictions lapse shall become fully vested and non-restricted on the date of termination of Executive's employment, as if all performance or other conditions related thereto had been satisfied; and all such stock options and stock appreciation rights shall be exercisable for 6 months or such longer period following the date of termination as is provided in the plan and/or agreement pursuant to which such awards were granted; and

(4)    immediate vesting of Executive's rights in all other employee benefit and compensation plans.

(b)    Executive shall be under no obligation to mitigate the amount of any payment provided for under this Section 7.7 by seeking other employment or otherwise nor shall such amount be offset by any compensation which Executive may receive from future employment or otherwise.

(c) For purposes of this Agreement, a "Change in Control" with respect to the Company shall be deemed to have taken place if, at any time during the Employment Term, any of the following events occur:

(1)    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(2)    Any "person" (as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(3)    The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business

Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

(4)     The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

(d) In the event of a Change of Control occurring after March 31, 2013 following which the Company's common stock ceases to be traded on a national securities exchange, all Executive Equity shall vest immediately upon the Change of Control, as if all performance or other conditions, related thereto had been satisfied.

7.8    Return of Property. Upon termination of Executive's employment with the Company, whether voluntary or involuntary, Executive shall immediately deliver to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and .all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate (or business dealings thereof) that are in Executive's possession, subject to Executive's control or held by the Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any affiliate during the course of his employment or property or equipment thereof that Executive otherwise possesses, including any computers, cellular phones, pagers and other devices; provided, however, that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including but not limited to photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his compensation, or employment or termination thereof, with the Company, in each case subject to any confidentiality restrictions then applicable to the Executive, including without limitation, Section 6.2.

7.9    Resignation of Offices. Promptly following the termination of Executive's employment with the Company for any reason other than his death, Executive shall promptly deliver to the Company reasonably satisfactory evidence of Executive's resignation from all positions that Executive may then hold as an employee, officer or director of the Company or any affiliate.

7.10    Ongoing Assistance. Following the termination of Executive's employment with the

Company and its affiliates, Executive agrees to make himself reasonably available, subject to Executive's other personal and professional commitments and obligations, to provide information and other assistance as reasonably requested by the Company (and, at the reasonable expense of the Company), with respect to pending, threatened or potential claims and other matters related to the business of the Company about which Executive has personal knowledge as a result of Executive's supervision or other involvement within such claims or matters performed in connection with Executive's employment. In all events, the Company shall reimburse Executive or pay on Executive's behalf, all direct expenses incurred (including any travel) in connection with Executive's fulfillment of the obligations set forth in this Section 7.10.

7.11    Stock Sales. Executive agrees that he will act in good faith to execute any stock sales in an orderly fashion so as not to unduly disrupt the market in the Company's common stock.

8.	SECTION 409A.

(a)All payments of"nonqualified deferred compensation" (within the meaning of Section 409A of the Code) are intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Section 409A of the Code, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code. In the event that Executive is determined to be a "specified employee" (as defined and determined under Section 409A of the Code) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be "nonqualified deferred compensation" payable following termination of employment shall, to the minimum extent required by Section 409A of the Code, be paid only after the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive's death. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under Section 409A of the Code in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A of the Code.

(b)Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the end of the later of the calendar year or the Company's fiscal year in which Executive's right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Code). Such amounts shall not be subject to the requirements of Section 8(a) above applicable to "nonqualified deferred compensation."
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(c)Section 8(a) above shall not apply to that portion of any amounts payable solely upon an "involuntary separation from service" (as defined under Section 409A) to the extent that such amount does not exceed the lesser of (1) two hundred percent (200%) of Executive's annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the date of termination occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax qualified retirement plan) for the calendar year during which the date of termination occurs.

(d)All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit..

(e)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation of service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." In addition, for purposes of Section 409A, each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

9.	SUCCESSORS; BINDING AGREEMENT.

Neither of the parties hereto shall have the right to assign this agreement or any rights or obligations hereunder without the prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.

10.	COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be an original but together shall constitute one in the same instrument.

11.	NOTICES.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirm; (iii) delivered by courier or overnight express; or (iv) three business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301
Attention: EVP Business and Legal Affairs and Corporate Secretary

If to Executive:	Jason Rubin
[latest address on file with the Company]

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of California without reference to conflicts of laws, principles or rules.

13.	WAIVER.

No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or as a waiver of any other provision hereof.

14.	ARBITRATION.

In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited arbitration in accordance with the National Rules of the American Arbitration Association governing employment disputes, subject to the following:

(a)The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the American Arbitration Association (the "Association") and chosen by Executive and the Company each in tum striking a name from the list until one name remains.

(b)The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement.

(c)The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(d)The Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement. The Arbitrator's written decision shall be rendered within sixty days of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

(e)The arbitration shall take place in Los Angeles, California.

(f)The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(g)The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(h)The Arbitrator may order a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross examine such witness, except as the parties otherwise agree in writing.

(i)Notwithstanding the dispute resolution procedures contained in this Section 14, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 14.

15.	PRIOR RESTRICTIONS.

Executive represents that he is free to enter into this Agreement and is not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party. Executive represents that this Agreement is not subject to any claim against the Company for fees or commissions by any of Executive's agents or personal representatives or any other person, firm or corporation. If Executive has acquired confidential or proprietary information in the course of his prior employment or as a consultant, Executive will fully comply with any duties not to disclose such information then applicable to Executive during the Employment Term. The Company represents to Executive that it is free to enter into this Agreement and is not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party.

16.	HEADINGS.

The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

17.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes any other prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter of this Agreement. This Agreement shall be deemed part of any Award Agreement pursuant to which Executive receives any equity-based award. This Agreement may be amended only in a writing executed by the parties hereto.

18.	SEVERABILITY.

If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Company:

THQ Inc., a Delaware Corporation

By:	/s/ Edward L. Kaufman
Its:	EVP, Business and Legal Affairs

/s/ Jason Rubin
Jason Rubin

EXHIBIT A

1. The Iron Saint-Comic Book/Graphic Novel Published by Aspen Comics; Trade Paperback ISBN 9781607060796

2. Mysterious Ways-Comic Book published by Top Cow Comic, trade paperback ISBN 9781607065289

3. Anarchy-Game design Document (self-published book)